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                                                                       EXHIBIT 2

                          AMENDMENT TO RIGHTS AGREEMENT

               AMENDMENT, dated as of October 7, 1996, to the Rights Agreement between Cheyenne Software, Inc., a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company (the "Rights Agent"), dated as of April 15, 1996 (the "Rights Agreement").

               WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

               WHEREAS, Computer Associates International, Inc. ("CA"), a wholly owned subsidiary of CA ("Sub"), and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub will make an offer to purchase all of the issued and outstanding shares of common stock of the Company and, following consummation of the Offer, Sub will merge with and into the Company (the "Merger"); and the Board of Directors of the Company has approved the Merger Agreement, the Offer and the Merger;

               WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing; and

               WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

               ACCORDINGLY, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

               1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end of the definition of "Acquiring Person":

        "Furthermore, notwithstanding anything in this Rights Agreement to the contrary, neither Computer Associates International, Inc. ("CA"), nor any of its wholly-owned, direct or indirect subsidiaries or any associate or affiliate thereof, shall be deemed to be an Acquiring Person solely as a result of (i) the announcement or making of the Offer (as defined in the Merger Agreement), (ii) the acquisition of Common Shares pursuant to the Offer and the Merger (as defined in the Merger Agreement), (iii) the execution of the Agreement and Plan of Merger dated October 7, 1996 among CA, Sub (as defined in the Merger Agreement) and the Company, as amended from time to time (the "Merger Agreement") or (iv) the consummation of the other transactions contemplated in the Merger Agreement."

               2. Section 1(g) of the Rights Agreement is amended to add the following sentence at the end thereof:

        "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the announcement or making of the Offer, (ii) the acquisition of Common Shares pursuant to the Offer and the Merger, (iii) the execution of the Merger Agreement or (iv) the other transactions contemplated in the Merger Agreement."


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               3. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

        "Notwithstanding anything in this Rights Agreement to the contrary, (i) the announcement or making of the Offer, (ii) the acquisition of Common Shares pursuant to the Offer and the Merger, (iii) the execution of the Merger Agreement or (iv) the consummation of the other transactions contemplated in the Merger Agreement shall not cause the Rights to be adjusted or exercisable in accordance with Section 13."

               4. Section 7(a) of the Rights Agreement is hereby modified and amended to change the reference to "April 15, 2006" to "April 15, 2006, or, if earlier, immediately prior to the consummation of the Merger, it being agreed that April 15, 2006 or, if applicable, such earlier date, shall for all purposes of the Rights Agreement be deemed to be the "Final Expiration Date".

               5. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

               6. This Amendment to the Rights Agreement may be executed in one or more counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

               7. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

               8. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



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               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                             CHEYENNE SOFTWARE, INC.

By: /s/ Michael Adler               By: /s/ ReiJane Huai
    ____________________________        ________________________________________
    Name:  Michael Adler                Name:  ReiJane Huai
    Title: Assistant Secretary          Title: Chairman, President and CEO

Attest:                             CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By: /s/ Thomas Jennings             By: /s/ William F. Seegraber
    ____________________________        ________________________________________
    Name:  Thomas Jennings              Name:  William F. Seegraber
    Title: Assistant Secretary          Title: Vice President



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